Exhibit (m)(1)(i)

AMENDED SCHEDULE A

with respect to the

FIFTH AMENDED AND RESTATED
DISTRIBUTION AND SERVICE PLAN

for

ING EQUITY TRUST

Name of Fund	Maximum Class A Combined Distribution and Service Fees	Maximum Class B Combined Distribution and Service Fees	Maximum Class C Combined Distribution and Service Fees
ING Equity Dividend Fund	0.25%	1.00%	1.00%
ING MidCap Opportunities Fund	0.25%	1.00%	1.00%
ING Real Estate Fund	0.25%	1.00%	1.00%
ING SmallCap Opportunities Fund	0.25%	1.00%	1.00%
ING Value Choice Fund	0.25%	1.00%	1.00%